EXHIBIT 99.1
For Immediate release:

Contact: Warren R. Wilkinson
Republic Airways Holdings
Tel. (317) 484-6042

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Republic Airways Holdings Announces First Quarter 2005 Earnings

Indianapolis, Indiana, (April 22, 2005) - Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported operating revenues of $178.4 million for the quarter ended March 31, 2005, a 49.7% increase, compared to $119.2 million for the same period last year.  The Company also reported net income of $14.6 million for the quarter ended March 31, 2005, or $0.48 per diluted share, compared to $9.9 million of net income or $0.48 per diluted share for the same period last year.  Weighted average diluted common shares outstanding increased to 30.5 million, or 46.2% as a result of the Company’s public offerings in May 2004 and February 2005.

The primary items of significance affecting the first quarter of 2005 are outlined below:

Total operating revenues for the first quarter of 2005 increased primarily as a result of a 38.4% increase in available seat miles (ASMs) to 1.4 billion ASM’s, up from 1.0 billion ASM’s and a 36.6% increase in block hours. These increases reflect the addition of 33 regional jet aircraft that were placed into service since March 31, 2004.

Total operating expenses per ASM for the first quarter of 2005, including interest expense but excluding fuel charges (which are reimbursable by the Company’s major partners) of $111.5 million or 7.9¢ per ASM, increased approximately 38.9% from $80.2 million or 7.9¢ per ASM for the same quarter of 2004.

The company increased its fleet of Embraer aircraft to 116 (39 Delta, 25 United, 15 American, 35 US Airways and 2 Charter; including 16 Embraer 170 aircraft for United) as of March 31, 2005, from 111 aircraft as of December 31, 2004.  During the quarter, the Company took delivery of five 70-seat regional jet aircraft.

At March 31, 2005, the Company had $119.5 million in cash and marketable securities compared to $46.2 million as of December 31, 2004.  During the quarter, the Company entered into debt financing arrangements for the five aircraft delivered during the quarter. The Company’s long-term debt increased to $934.8 million as of March 31, 2005, compared to $850.2 million at December 31, 2004. The Company has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on the Company’s consolidated balance sheets.  At a 7.0% discount factor, the present value of these lease obligations was approximately $518.9 million as of March 31, 2005.

During the quarter the Company completed an offering of 6.9 million shares of its common stock, including the underwriters’ overallotment. The net proceeds of this offering, after underwriters discounts and estimated offering expenses, were $80.8 million.

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company. Its principal operating subsidiary, Chautauqua Airlines offers scheduled passenger service on more than 700 flights daily to 75 cities in 32 states, Canada and the Bahamas through code sharing agreements with four major U.S. airlines. All of its flights are operated under its major airline partner brand, such as AmericanConnection, Delta Connection, United Express and US Airways Express. The airline employs more than 2,400 aviation professionals.

The Company will conduct a telephone briefing to discuss its first quarter results today at 1:00 p.m. EDT. A live Webcast of this briefing will be available online at www.rjet.com - investor relations.

Additional Information
In addition to historical information, this release contains forward-looking statements. Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference.

Republic Airways Holdings, Inc.
Consolidated Statements of Income
(Dollars and Shares in Thousands, except per Share Amounts)
(Unaudited)
	Three Months Ended March 31
Financial Highlights	2005	2004	%Change
OPERATING REVENUES
Passenger	$173,435	$115,677	49.9
Other	4,993	3,520	41.8
Total operating revenues	178,428	119,197	49.7

OPERATING EXPENSES
Wages and benefits	29,898	23,723	26.0
Aircraft fuel	43,462	22,574	92.5
Landing fees	6,033	4,644	29.9
Aircraft and engine rent	17,434	15,971	9.2
Maintenance and repair	16,105	12,397	29.9
Insurance and taxes	3,704	2,576	43.8
Depreciation and amortization	13,229	7,111	86.0
Other	12,339	7,548	63.5
Total operating expenses	142,204	96,544	47.3
OPERATING INCOME	36,224	22,653	59.9

OTHER INCOME (EXPENSE)
Interest expense	(12,709)	(6,259)	103.1
Other income	558	166	236.1
Total other income (expense)	(12,151)	(6,093)	99.4

Income Before Income Taxes	24,073	16,560	45.4

INCOME TAX EXPENSE	9,496	6,624	43.4

NET INCOME	14,577	9,936	46.7
PER SHARE, BASIC	$0.49	$0.50	(2.0)
PER SHARE, DILUTED	$0.48	$0.48	0.0
Weighted Average Common Shares
Basic	29,785	20,000	48.9
Diluted	30,538	20,887	46.2

Operating Highlights	Three Months Ended March 31
	2005	2004	Change
Passengers carried	1,935,311	1,240,607	56.0%
Revenue passenger miles (000)	941,555	614,136	53.3%
Available seat miles (000)	1,406,035	1,016,156	38.4%
Passenger load factor	67.0%	60.4%	6.6 pts
Cost per available seat mile, including interest expense (cents)	11.02	10.12	8.9%
Fuel cost per available seat mile	3.09	2.22	39.2%
Cost per available seat mile, excluding fuel expense (cents)	7.93	7.90	0.4%
Block hours	102,735	75,225	36.6%
Departures	60,579	44,981	34.7%
Average daily utilization of each aircraft (hours)	10:46	10:34	1.9%
Average aircraft stage length	476	487	(2.3%)